Exhibit 23.8

INDEPENDENT AUDITORS’ CONSENT

To the Management Board of

KLM Royal Dutch Airlines N.V.

Mr. R.A. Ruijter (AMSDL)

P.O. Box 7700

1117 ZL SCHIPHOL AIRPORT

Amstelveen, 2 April 2004

Dear Sirs,

We consent to the incorporation by reference into the prospectus constituting part of Air France’s Registration Statement on Form F-4 of our report dated June 12, 2003, except for Note 29, which is as of January 9, 2004, with respect to the consolidated balance sheets of KLM Royal Dutch Airlines and its Subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of earnings, and statements of cash flows and financial statement schedule for each of the years in the three-year period ended March 31, 2003, included in KLM’s Annual Report on Form 20-F for the fiscal year ended March 31, 2003, filed with the SEC on June 19, 2003, as amended by KLM’s Form 20-F/A filed with the SEC on January 12, 2004, and to the reference to our firm under the heading “Experts” and “Selected KLM Historical Financial Data” in the prospectus.

Our report refers to the restatement of earnings per share data for the years ended March 31, 2002 and 2001. Our report also refers to a change in the method of presenting extraordinary items as a result of the adoption of RJ 270 Revenue Recognition.

Amstelveen, The Netherlands

KPMG Accountants N.V.

/s/ KPMG ACCOUNTANTS N.V.